Innovid, Inc.
Executive Change in Control Severance Plan
ARTICLE I. Establishment, Term, and Purpose

1.1Establishment of the Plan. Innovid, Inc. (the “Company”) hereby establishes a severance plan for key executives, to be known as the Innovid, Inc. Executive Change in Control Severance Plan (the “Plan”).

1.2Plan Participants. The Plan provides Severance Benefits (as described below) to certain employees of the Company, its Subsidiaries and Affiliates who incur a Qualifying Termination (as defined below) and who are listed in Attachment A or who have received a Participation Lettter shown on Attachment B (as it may be amended from time to time) (each a “Participant”).

1.3Purpose of Plan. The purpose of this Plan is to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company notwithstanding the possibility, threat, or occurrence of a change of control of the Company. In the event the Company receives any proposal from a third party concerning a possible business combination with the Company, or acquisition of the Company’s equity securities, or otherwise considers or pursues a transaction that could lead to a change of control, the Board of Directors of the Company (“Board”) believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such circumstances. Should the Company receive or consider any such proposal or transaction, in addition to their regular duties, such key executives may be called upon to assist in the assessment of the proposal or transaction, to advise management and the Board as to whether the proposal or transaction would be in the best interest of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

1.4Effective Date. The Plan shall become effective (the “Effective Date”) on the date on which any equity securities of the Company (or any affiliate or successor) are first listed on a national securities exchange.

ARTICLE II: Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.
1.1“Accrued Obligation” means an amount equal to the Participant’s accrued and unpaid Base Salary and, to the extent provided for under applicable law or the applicable policies of the Company in effect from time to time, earned but not taken vacation pay through the Participant’s Effective Date of Termination.

1.2“Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

1.3“Base Salary” means the annual rate of base salary paid by the Company, a Subsidiary or Affiliate to a Participant (including amounts that the Participant could have received in cash had he or she not elected to contribute to an employee benefit plan or a deferred compensation program maintained by the Company, any Subsidiary or Affiliate). For purposes of the Plan, Base Salary shall mean the higher of (i) the Participant’s Base Salary as in effect immediately prior to the Change in Control and (ii) the Participant’s highest Base Salary in effect at any time thereafter (without regard to any material reduction in such Base Salary giving rise to Good Reason).

1.4“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

1.5“Beneficiary” means the persons or entities designated or deemed designated by the Participant pursuant to Section 7.2.

1.6“Cause” means:

(A)The Participant’s willful and continued failure to substantially perform his/her duties with the Company (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has willfully failed to substantially perform his/her duties, and after the Participant has failed to resume substantial performance of his/her duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(B)The Participant’s willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

(C)The Participant’s conviction or plea of guilty or nolo contendere to a felony:

(D)The Participant’s material violation of the Company’s Code of Business Conduct and Ethics;

(E)The Participant’s commission of an act of theft, fraud or dishonesty against the Company, any Affiliate or any Subsidiary;

(F)The Participant’s material breach or violation of the terms of any agreement to which Participant and the Company, or any Subsidiary or Affiliate are party.

1.7“Change in Control” means any of the following events:

(A)A transaction or series of transactions (other than an offering of equity securities to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction or series of transactions, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(B)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(C)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the total combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan would cause a payment or benefit not exempt from the requirements of Code Section 409A to be made because of the occurrence of a Change in Control, then such payment or benefit shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A. Further, in no event shall a Change in Control be deemed to have occurred in connection with a business combination transaction involving the Company and any special purpose acquisition company or similar entity.
1.8“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

1.9“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation and Benefits Committee.

1.10“Company” means Innovid, Inc., a Delaware corporation, or any successor thereto as provided in Article VIII herein.

1.11“Continuation of Benefits Period” means the number of months (as disclosed in Attachment A or as set forth in a Participation Letter) used to calculate a Participant’s lump sum payment, in lieu of continuation of the Participant’s benefits following a Qualifying Termination.

1.12“Disability” means “permanent and total disability” within the meaning of Code Section 22(e)(3).

1.13“Effective Date” means the date of this Plan set forth above.

1.14“Effective Date of Termination” means the effective date of a Participant’s termination of employment with the Company, all Subsidiaries and Affiliates, regardless of reason.

1.15“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.16“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:

(A)The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company, or a material reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities relative to those in effect immediately preceding the Change in Control;

(B)The Company’s requiring the Participant to be based at a location which is at least fifty (50) miles further from the Participant’s current primary residence than is such residence from the Company’s current headquarters, except for required travel related to the Company’s business to an extent substantially consistent with the Participant’s business obligations as of the Effective Date;

(C)A material reduction in the Participant’s Base Salary or Target Bonus as in effect at the time of the Change in Control;

(D)The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Plan, as contemplated in Section 7.1 herein;

(E)Any material breach of any of the terms of the Plan by the Company or any successor entity; or

(F)Any termination of the Participant’s employment by the Company that is not effected pursuant to a Notice of Termination.
For purposes of this Plan, the Participant shall not be entitled to assert that a termination is for Good Reason unless (i) the Participant gives the Board written notice of the event or events which are the basis for such assertion within ninety (90) days after the event or events occur (“Event Date”), (ii) the Company has not cured or fully remedied such event or events within thirty (30) days after receiving such written notice and (iii) the Participant’s Effective Date of Termination is no later than one-hundred twenty (120) days after the Event Date.
1.17“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

1.18“Participation Letter” means a letter delivered to a Participant acknowledging his or her participation in the Plan.

1.19“Qualifying Termination” means the occurrence of any one of the following events:

(A)An involuntary termination of the Participant’s employment by the Company for reasons other than Cause within twenty-four (24) months following a Change in Control pursuant to a Notice of Termination delivered to the Participant by the Company; or

(B)A voluntary termination by the Participant for Good Reason within twenty-four (24) months following a Change in Control pursuant to a Notice of Termination delivered to the Company by the Participant.

1.20“Severance Benefits” means the severance benefits and compensation payable to a Participant under Sections 3.3(A), (B) and (C) herein.

1.21“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than fifty percent (50%) of the total combined voting power of all classes of stock.

1.22“Target Bonus” means the Participant’s annual bonus opportunity, assuming the achievement of target performance under any Company-maintained annual incentive plan in effect on the date of the Participant’s Qualified Termination of Employment or, if greater, in effect on the date of a Change in Control; provided, however, if the Participant’s annual bonus is discretionary, then the Participant’s Target Bonus shall be deemed equal to the average of the Participant’s last three annual bonuses (or lesser number of annual bonuses for which Participant has been eligible if employed for less than three full years).

ARTICLE III. Participation and Severance Benefits

1.1Participation. Upon the Board’s designation of an employee as a Participant, such employee shall be offered a Participation Letter and such employee shall become a Participant in the Plan.

1.2Termination of Participation. A Participant shall cease to be a Participant in the Plan and therefore shall cease to be eligible to receive Severance Benefits under the Plan upon the occurrence of any one of the following circumstances, subject as applicable to Article VIII:

(A)The Participant’s employment with the Company ends due to death or Disability;

(B)The Participant voluntarily terminates employment with the Company without Good Reason;

(C)The Company terminates the Participant’s employment for Cause;

(D)The Company terminates the Participant’s Participation Letter; or

(E)The Company terminates the Plan in accordance with the terms hereof.

1.3Severance Benefits Payable upon a Qualifying Termination. If a Participant has incurred a Qualifying Termination, the Company shall pay to the Participant: (i) a cash lump sum equal to the Participant’s Accrued Obligation within sixty (60) days of such Qualifying Termination and (ii) the following Severance Benefits, with the payment or provision of such Severance Benefits conditioned upon the Participant’s compliance with Section 3.7:

(A)Cash Severance. A cash lump sum payment equal to the product of (i) the sum of the Participant’s Base Salary and Target Bonus and (ii) the Participant’s Severance Multiple as set forth in Attachment A (or as provided under a Participation Letter), with such payment made no later than the sixtieth (60th) day following the Participant’s Effective Date of Termination.

(B)Pro Rata Target Bonus. A cash lump sum payment equal to the Participant’s Target Bonus, adjusted on a pro rata basis based on the number of days Participant was actually employed during the applicable annual performance period in which Participant incurred a Qualifying Termination, with such payment made no later than the sixtieth (60th) day following the Participant’s Effective Date of Termination.

(C)Medical and Life Insurance Benefits. A cash lump sum payment equal to the product of
(i) the Participant’s Benefits Continuation Period and (ii) 105% of the monthly premium paid by the Company for the Participant’s medical, dental, optical and group term-life insurance coverage in effect on the Participant’s Effective Date of Termination, with such payment made no later than the sixtieth (60th) day following the Participant’s Effective Date of Termination. For purposes of calculating this amount, the monthly premium shall be based on the same coverage level as in effect immediately prior to Participant’s Effective Date of Termination.

(D)Vesting of Outstanding Equity Awards. All of the Participant’s outstanding and unvested equity or equity-based awards that were granted prior to the date of the Change in Control shall become immediately 100% vested, provided, that, unless a provision more favorable to the Participant is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

1.4Termination due to Disability. If the Participant’s employment is terminated due to Disability upon or following a Change in Control, the Company shall pay the Participant (i) a cash lump sum equal to the Participant’s Accrued Obligations within sixty (60) days of such termination and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In addition, such Participant shall not be entitled to the Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

1.5Termination due to Death. If a Participant’s employment is terminated due to death upon or following a Change in Control, the Company shall pay the Participant’s estate, beneficiary or other designated legal representative (i) a cash lump sum equal to the Participant’s Accrued Obligations within sixty (60) days of the Participant’s death and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In addition, such Participant shall not be entitled to Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

1.6Termination for Cause or Voluntary Termination Other Than for Good Reason. If a Participant’s employment is terminated by the Company for Cause or by the Participant other than for Good Reason upon or following a Change in Control, the Company shall pay the Participant (i) a cash lump sum equal to the Participant’s Accrued Obligations within sixty (60) days of such termination and (ii) any other payments or benefits the Participant may be entitled to under the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect and in accordance with their terms. In addition, such Participant shall not be entitled to Severance Benefits described in Section 3.3 and the Company shall have no further obligations to the Participant under this Plan.

1.7Release and Waiver of Claims. The payment of Severance Benefits pursuant to Section 3.3 to a Participant, is conditioned upon the Participant’s execution (and not revocation) of a customary release of claims in favor of the Company (and its current and former directors, officers, employees, agents, stockholders, etc.) substantially in a form reasonably acceptable to the Company (the “Release”), and the Release becomes effective and irrevocable prior to the sixtieth (60th) day following the Participant’s Effective Date of Termination. If (i) the Release does not become effective and irrevocable prior to the sixtieth (60th) day following the Participant’s Effective Date of Termination or if the Participant otherwise fails to comply with this Section 3.7, (ii) the Participant revokes all or any portion of the Release within any applicable revocation period or (iii) otherwise fails to comply with the requirements of this Section 3.7, the Company shall have no obligation to pay or provide any Severance Benefits to the Participant under Section 3.3. The Release shall not include any additional Restrictive Covenants, cooperation obligations or other affirmative obligations of Participant and shall not require Participant to release any claims with respect to Participant’s vested equity securities in the Company (including in respect of any equity securities that vest in connection with the Qualifying Termination).

ARTICLE IV. Excise Tax Equalization Payment

1.1280G Net-Better Cut Back. Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Participant (whether pursuant to the terms of this Plan or otherwise) (the “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to the Participant under this Plan to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Participant with a greater after tax amount than if such amounts were not reduced, then the amounts payable to the Participant under this Plan shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 3.3(A), then the payments under Section 3.3(B) and then the payments under Section 3.3(C). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after tax result to the Participant, no amounts payable under this Plan shall be reduced pursuant to this provision.

1.2Determination by Accounting Firm. All determinations required to be made under this Article IV shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to the Participant that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Participant (except as provided in Section 4.3).

1.3Subsequent Recalculation. In the event the Internal Revenue Service adjusts the tax computations made by the Accounting Firm under Section 4.2 so that the Participant did not receive the greatest net benefit, the Company shall reimburse the Participant for the full amount necessary to make the Participant whole, plus a market rate of interest, as determined by the Committee, within thirty (30) days after such adjustment.

ARTICLE V. Reduction in Severance Benefits; No Duplication

1.1Other Arrangements. It is the express intent of the Company that the Severance Benefits provided hereunder shall not duplicate any severance, notice, termination or similar payments or benefits that may be provided to a Participant under any other agreement, plan or arrangement of the Company or that may be required to be provided to a Participant under any applicable law or regulation (collectively, “Other Severance”). Therefore, notwithstanding any provision herein to the contrary, the Severance Benefits payable hereunder shall be reduced (on a dollar for dollar basis) by the amount of such Other Severance, such that a Participant who is entitled to receive Severance Benefits hereunder receives, in the aggregate, not more than the amount of Severance Benefits that would be provided hereunder if there were no arrangements providing for any Other Severance. Any such reduction in Severance Benefits provided hereunder shall be implemented in such manner as is determined by the Company in compliance with all applicable laws, including Section 409A of the Code, if applicable, without changing the time or form of payment of any Other Severance.

1.2No Duplication of Benefits Provided under Severance Plan. In the event the Participant receives Severance Benefits under this Plan, Participant will not receive any benefits under the Innovid, Inc. Executive Severance Plan.

ARTICLE VI. Restrictive Covenants

1.1Forfeiture and Clawback. Any entitlement of a Participant to Severance Benefits hereunder is expressly conditioned on the Participant’s continued compliance with any non-competition, non-solicitation, confidentiality, non-disparagement, assignment of inventions or other restrictive covenants to which such Participant is subject (“Restrictive Covenants”). In the event a Participant breaches or otherwise fails to comply with any such Restrictive Covenants, Participant (i) shall forfeit any unpaid portion of the payments or benefits provided pursuant to this Plan and/or (ii) shall repay to the Company any amounts previously paid to the Participant pursuant to this Plan.

ARTICLE VII. Successors and Assignment

1.1Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

1.2Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would still be payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s Beneficiary. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s estate.

ARTICLE VIII. Termination and Amendment

1.1Amendment and Termination of the Plan. Subject to Section 8.2, the Board of Directors may terminate or amend the Plan or any outstanding Participation Letter at any time, provided, however, that the Plan and any outstanding Participation Letter may not be amended or terminated without the written consent of the affected Participant at any time when a transaction that would reasonably be likely to result in a Change in Control is under active consideration by the Board.

1.2Participant Rights. Notwithstanding any provision of the Plan to the contrary, no termination or amendment of the Plan or any outstanding Participation Letter made (i) after the Participant incurs a Qualifying Termination may have the effect of reducing or otherwise impairing the rights and benefits of such Participant under the Plan or the Participant’s Participation Letter, without the Participant’s written consent, and (ii) on or after the date of a Change of Control may be effective prior to the second anniversary of such Change of Control.

ARTICLE IX. Miscellaneous

1.1Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Plan, all taxes as legally shall be required (including, without limitation, any United States federal taxes, any other state, city, or local taxes). The Company, its Subsidiaries and Affiliates shall have the power to deduct or withhold from any amounts payable under the Plan, or require the Participant to remit to the Company, its Subsidiaries or its Affiliates, any amount deemed sufficient to satisfy U.S. Federal, state, local and non-U.S. tax withholding requirements, as deemed necessary or appropriate by the Company.

1.2Unfunded Status. The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan. Neither the Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Letter; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

1.3No Mitigation. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.

1.4Employment Status. Except as may be provided under any other agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law.

1.5Beneficiaries. The Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Committee. The Participant may make or change such designations at any time.

1.6Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

1.7Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of New York shall be the controlling law in all matters relating to this Plan.

1.8Code Section 409A. The Severance Benefits and other benefits under this Plan are intended to comply with Section 409A of the Code or to otherwise be exempt therefrom.

(A)Notwithstanding anything herein to the contrary, if the Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Participant’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any Severance Benefits or other payment or benefit provided for in this Plan or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A of the Code, then any such Severance Benefits or other payment or benefit that is payable during the first six (6) months following the Participant’s “separation from service” shall be paid or provided to the Participant in a cash lump sum on the first (1st) business day of the seventh (7th) calendar month following the month in which the Participant’s “separation from service” occurs. Any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Participant upon a “separation from service.”

(B)Notwithstanding anything to the contrary in Section 3.3 of this Plan or elsewhere, any payment or benefit under Section 3.3 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1 (b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second (2nd) taxable year of the Participant following the taxable year of the Participant in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third (3rd) taxable year following the taxable year of the Participant in which the “separation from service” occurs.

(C)To the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. For the purposes of this Plan, each payment made pursuant to Section 3.3 shall be deemed to be separate payments, amounts payable under Section 3.3 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

(D)In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Participant executes the Release Agreement) shall be paid in the later taxable year.

ATTACHMENT A
INNOVID, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Participant Name	Title	Severance Multiple	Continuation of Benefits Period (# of months)
Zvika Netter	Chief Executive Officer	1.0x	12
Tanya Andreev-Kaspin	Chief Financial Officer	0.5x	6
Tim Braz	Executive Vice President, Global Sales	0.5x	6
Guy Kuperman	Chief Strategy Officer	0.5x	6
Dale Older	Chief Product Officer	0.5x	6
Ken Markus	Chief Operating Officer	0.5x	6
Tal Chalozin	Chief Technology Officer	0.5x	6
Liel Golan	Executive Vice President, Human Resources	0.5x	6
Yuval Pemper	Chief Engineering Officer	0.5x	6
Michal Livny	Executive Vice President, People Operations, EMEA & APAC	0.5x	6
Stephen Cook	General Counsel	0.5x	6
David Helmreich	Chief Commercial Officer	0.5x	6

ATTACHMENT B

INNOVID, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

FORM OF PARTICIPATION LETTER

We are pleased to inform you that you have been designated as a Participant in the Innovid, Inc. (“Company”) Executive Change in Control Severance Plan (the “Plan”). Your participation in the Plan is subject to the terms and conditions of the Plan. A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Letter for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Letter shall have the meanings set forth in the Plan.
Pursuant to your participation in the Plan, you are eligible to receive Severance Benefits in accordance with and subject to the terms of the Plan.
Please understand that the Plan and this Participation Letter supersede all prior severance benefit policies, plans and arrangements of the Company, if any, with the intent that, to the maximum extent permitted by law, any such prior policies, plans, arrangements and communications are null and void and of no further force and effect with respect to your participation therein.
Please further understand that your participation in the Plan is subject to your continued compliance with all Restrictive Covenants pursuant to all agreements and arrangements between you and the Company and its subsidiaries. In the event you do not comply with any such Restrictive Covenants, you will not be eligible for any Severance Benefits under the Plan. Severance Benefits, if any, are also subject to the execution and non-revocation of a release of claims upon any Qualifying Termination, as set forth in the Plan.
Thank you for your service to the Company.

INNOVID, INC.
By:___________________________________
Printed Name:__________________________
Title:__________________________________
Date:_________________________________